Exhibit (h)(1)

GOEHRING & ROZENCWAJG INVESTMENT FUNDS

FORM OF ADMINISTRATION, BOOKKEEPING AND
PRICING SERVICES AGREEMENT

THIS AGREEMENT is made as of December __, 2016, between Goehring & Rozencwajg Investment Funds, a Massachusetts business trust (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

 WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company, presently consisting of the series listed in Appendix A (each such series and any additional series that may be established by the Trust and made subject to this Agreement are referred to herein individually as a “Fund,” and collectively, the “Funds”);

 WHEREAS, Goehring & Rozencwajg Associates, LLC is the Funds’ investment adviser and is responsible for managing the Funds’ business affairs and providing certain clerical, bookkeeping and other administrative and management services;

 WHEREAS, ALPS provides certain administrative, bookkeeping and pricing services to investment companies; and

 WHEREAS, the Trust on behalf of the Funds desires to appoint ALPS to perform certain administrative, bookkeeping and pricing services for the Funds, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

 NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows.

1.	ALPS Appointment and Duties.

(a)
The Trust hereby appoints ALPS to provide the administrative, bookkeeping and pricing services set forth in Appendix B hereto, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. The Trust acknowledges that ALPS does not render legal, tax or investment advice and that ALPS is not a registered broker-dealer.

(b)
ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust or the Funds in any way or otherwise be deemed an agent of the Trust or the Funds.

(b)
ALPS may employ or associate itself with such person(s) or organization(s) as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person(s) or organization(s) shall be paid by and be the sole responsibility of ALPS, and the Funds shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person(s) or organization(s) taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	ALPS Compensation; Expenses.

(a)
In consideration for the services to be performed hereunder by ALPS, the Trust on behalf of the Funds shall pay ALPS the fees listed in Appendix C hereto. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Trust on behalf of the Funds and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Trust originally provided to ALPS. During each year of the term of this Agreement, unless the parties shall otherwise agree, the fee that would be charged for the same services would be the base fee rate (as reflected in Appendix C) subject to an annual cost of living adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.

(b)
ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein and in Appendix C. ALPS will not bear any of the costs of Trust/Fund personnel not otherwise employed by or affiliated with ALPS. Other Trust/Fund expenses incurred shall be borne by the Trust/Fund or a Fund’s investment adviser, including, but not limited to: initial organization and offering expenses; litigation expenses; expenses related to any requests from or as otherwise required by any regulatory body concerning the Trust/Fund or a Fund’s investment adviser; taxes; transfer agency and custodial expenses; interest; Trust trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory-related legal expenses; costs of maintenance of Trust/Fund existence; printing and delivery of materials in connection with meetings of the Trust’s trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”); fees and expenses upon termination as provided in Section 15(e) hereof.

3.	Right to Receive Advice.

(a)
Advice of the Fund and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS, at its own expense, may request directions, advice or instructions from the Trust on behalf of a Fund or, as applicable, the Fund’s investment adviser, custodian or other service providers.

(b)
Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust’s independent board members, a Fund’s investment adviser or ALPS, at the option of ALPS).

(c)
Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Trust or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel. ALPS will provide the Trust with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Trust. Upon request, ALPS will provide the Trust with a copy of such advice of counsel.

(d)
Acts or Omissions. Nothing in this subsection shall relieve ALPS of liability hereunder to the extent that an action or omission on the part of ALPS constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by ALPS of any duties, obligations or responsibilities set forth in this Agreement.

4.	Standard of Care; Limitation of Liability; Indemnification.

(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)
The Trust agrees to indemnify, defend and hold harmless ALPS and its affiliates and their respective officers, directors, agents and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the Trust’s willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement, or from the following:

(i)	the inaccuracy of factual information furnished to ALPS by the Trust or a Fund’s investment adviser, custodian or other service providers;
(ii)	any error of judgment or mistake of law or for any loss suffered by the Trust/Fund in connection with the matters to which this Agreement relates;

(iii)	any actions taken on advice of counsel;
(iv)	ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS reasonably believes to be genuine;
(v)	loss of data or service interruptions caused by equipment failure; or
(vi)	any other action or omission to act which ALPS takes in connection with the provision of services to the Funds.

(c)
ALPS shall indemnify, defend and hold harmless the Trust and the Funds’ investment adviser, including their respective officers, directors, trustees, agents and employees, from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(d)
Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any: (i) punitive, consequential, special or indirect losses or damages; or (ii) losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

(e)
In any case in which either party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party (although the failure to do so shall not prevent recovery by the Indemnified Party, except to the extent that the Indemnifying Party is prejudiced by such failure) and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

5.
Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Trust recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

6.
Accounts and Records. The accounts and records maintained by ALPS on behalf of a Fund shall be the property of the Fund. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Trust on behalf of the Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by ALPS to the Trust at the Fund’s expense. ALPS shall assist the Trust, a Fund’s independent auditors or, upon approval of the Trust, any regulatory body, in any requested review of a Fund’s accounts and records and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

7.
Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Fund. ALPS further agrees that it will not use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust on behalf of the Fund. Approval may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust on behalf of the Fund. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders. The Trust and ALPS shall each comply with all applicable laws, rules and regulations relating to privacy, confidentiality, data security and the handling of personal financial information applicable to it that may be established from time to time, including but not limited to the Gramm-Leach Bliley Act and Securities and Exchange Commission Regulation S-P (17 CFR Part 248) promulgated thereunder.

8.
Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of a Fund hereunder shall cause the Fund to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and codes of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust on behalf of the Funds of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Trust/Fund. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to the Trust a certification to such effect no less frequently than quarterly or as otherwise reasonably requested by the Trust. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

ALPS will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Trust any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Trust with an annual report of each Material Compliance Matter (as defined under the rules related to the 1940 Act) that occurred since the date of the last report. Upon request of the Trust, ALPS will provide to the Trust in connection with any periodic annual or semi-annual shareholder report filed by the Trust or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to ALPS’s performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, ALPS will provide to the Trust a certification in connection with Rule 38a-1 under the 1940 Act. ALPS reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments. ALPS will provide the Trust with a summary of material amendments or updates no less frequently than annually.

Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in a Fund’s prospectus(es) and statement(s) of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of the Fund’s adviser or sub-adviser, as applicable.

The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between ALPS and the Trust. ALPS will report violations, if any, to the Trust and the Funds’ Chief Compliance Officer as promptly as practicable following discovery.

ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by ALPS’ fund accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by ALPS is limited by the information contained in the fund accounting source reports and supplemental data from third-party sources. The Trust agrees and acknowledges that ALPS’ performance of the Portfolio Compliance Testing shall not relieve the Trust, a Fund or the Fund’s investment adviser of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and ALPS shall not be held liable for any act or omission of the Fund’s investment adviser or sub-adviser, as applicable, with respect to Portfolio Compliance.

9.	Representations and Warranties of ALPS. ALPS represents and warrants to the Trust that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

10.	Representations and Warranties of the Trust. The Trust represents and warrants to ALPS that:

(a)	It is a business trust duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts and is registered with the SEC as an open-end management investment company.

(b)	It is empowered under applicable laws and by its Agreement and Declaration of Trust and By-laws (collectively, the “Organizational Documents”) to enter into and perform this Agreement.

(c)	The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d)
Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to a Fund’s registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without prior written notice to ALPS.

(e)
The (i) the execution, delivery and performance of this Agreement by the Trust on behalf of the Funds does not breach, violate or cause a default under any agreement, contract or instrument to which the Trust is a party or any judgment, order or decree to which the Trust is subject; (ii) the execution, delivery and performance of this Agreement by the Trust has been duly authorized and approved by all necessary action; and (iii) upon the execution and delivery of this Agreement by ALPS and the Trust, this Agreement will be a valid and binding obligation of the Trust.

(f)
The officer position(s) filled by ALPS shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease(s) to serve the Trust on substantially the same terms as such coverage is provided for other persons serving as officers of the Trust after such persons are no longer officers of the Trust; or (c) continued in the event the Trust/Fund merges or terminates, on substantially the same terms as such coverage is continued for other Trust officers (but in any event for a period of no less than six years). The Trust shall provide ALPS with proof of current coverage, including a copy of the Policy, and shall notify ALPS immediately should the Policy be cancelled or terminated.

(g)
Any officer position filled by ALPS is a named officer in the Trust’s corporate resolutions and is subject to the provisions of the Trust’s Organizational Documents regarding indemnification of its officers.

11.
Documents. The Trust has furnished or will furnish, upon request, ALPS with copies of the Trust’s Organizational Documents, advisory agreement, sub-advisory agreement (if applicable), custodian agreement, transfer agency agreement, administration agreement, other service agreements, current prospectus, statement of additional information, periodic Fund reports and all forms relating to any plan, program or service offered by a Fund. The Trust shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement, the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust on behalf of a Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

12.
Consultation Between the Parties. ALPS and the Fund shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Trust shall use reasonable efforts to submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

13.
Liaison with Accountants. ALPS shall act as a liaison with a Fund’s independent public accountants and shall provide account analyses, fiscal year summaries and such other audit-related schedules as may be requested by the Fund’s independent public accountants or the Trust on behalf of the Fund with respect to the services provided by ALPS hereunder. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Trust.

14.
Business Continuation Plan. ALPS shall maintain in effect a business continuation plan and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

15.	Duration and Termination of this Agreement.

(a)
Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends three (3) years after the Start Date (the “Initial Term”). Until the end of the Initial Term, this Agreement may be terminated by either party upon not less than sixty (60) days' written notice and upon payment of any applicable penalty provisions, or for cause pursuant to Section 15(c) hereof.

(b)
Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the then current renewal term or for cause pursuant to Section 15(c) hereof.

(c)
Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, the Trust may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any liquidated damages. For purposes of this Section 15, “cause” shall mean:

(i)
material breach of this Agreement, willful misfeasance, bad faith, gross negligence or reckless disregard on the part of ALPS in the performance of its duties, obligations and responsibilities set forth in this Agreement;

(ii)
in the event ALPS is no longer permitted to perform its duties, obligations or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused the Trust to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by the Trust of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS); or

(iii)
financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(d)
Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of administrative duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the relevant Fund) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder. In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis.

(e)
Fees and Expenses Upon Termination. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Trust on behalf of the Funds. Additionally, ALPS reserves the right to charge a reasonable fee for its services provided in connection with a Fund converting to another service provider.

16.
Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of ALPS, or by ALPS without the prior written consent of the Trust. Any attempt to assign this Agreement in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

17.
Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

18.
Notice/Separate Funds. A copy of the Agreement and Declaration of Trust, as amended, is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the relevant Fund. Each Fund will be regarded for all purposes hereunder as a separate party apart from each other Fund. Unless the context otherwise requires, with respect to every transaction covered hereby, every reference herein to a Fund is deemed to relate solely to the particular Fund to which such transaction relates. Under no circumstances will the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. The use of this single document to memorialize the separate agreement as to each Fund is understood to be for clerical convenience only and will not constitute any basis for joining any other Funds for any reason.

19.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

20.
Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn: General Counsel
Fax: (303) 623-7850

To the Trust:

Goehring & Rozencwajg Investment Funds
110 Wall Street
New York, NY 10005-5991
Attn: Adam A. Rozencwajg
Fax: (646) 952-7718

21.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

22.
Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

23.
Severability. Any covenant, provision, agreement or term contained in this Agreement that is prohibited or that is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without in any way invalidating, effecting or impairing the other provisions hereof.

24.	Survival. The provisions of Sections 4, 6, 10(f), 10(g), 15(e), 17, 23 and this Section 24 hereof shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GOEHRING & ROZENCWAJG INVESTMENT FUNDS

By:
Name:
Title:

ALPS FUND SERVICES, INC.

By:
Name:	Jeremy O. May
Title:	President

APPENDIX A

LIST OF FUNDS

Goehring & Rozencwajg Resources Fund

APPENDIX B

SERVICES

Fund Administration

▪	Prepare annual and semi-annual financial statements utilizing templates for standard layout and printing
▪	Prepare Forms N-SAR, N-CSR, N-Q and 24f-2
▪	Host annual audits
▪	Calculate monthly SEC standardized total return performance figures
▪	Prepare required reports for quarterly Board meetings
▪	Monitor expense ratios
▪	Maintain budget vs. actual expenses
▪	Manage fund invoice approval and bill payment process
▪	Assist with placement of Fidelity Bond and E&O insurance
▪	Coordinate reporting to outside agencies including Morningstar, etc.

Fund Accounting

▪	Calculate daily NAVs
▪	Transmit daily NAVs to NASDAQ, Transfer Agent and other third parties
▪	Compute yields, expense ratios, portfolio turnover rates, etc.
▪	Reconcile cash and investment balances with the Custodian
▪	Support preparation of financial statements
▪	Prepare and maintain required Fund Accounting records in accordance with the 1940 Act
▪	Obtain security valuations from appropriate sources consistent with the Funds pricing and valuation policies

Legal Administration

▪	Coordinate annual and periodic updates to prospectus and statement of additional information
▪	Coordinate standard layout and printing of Prospectus
▪	File Forms N-SAR, N-CSR, N-Q and 24f-2
▪	Coordinate EDGARization and filing of SEC documents
▪	Prepare, compile and distribute board materials
▪	Attend board meetings and prepare minutes

Compliance Administration

▪	Perform daily prospectus and statement of additional information, SEC investment restriction monitoring
▪	Provide warning/alert notification with supporting documentation
▪	Provide client access to automated compliance testing platform

▪	Create monthly comprehensive compliance summary reporting
▪	Calculate Section 18 derivative exposure and asset coverage reporting
▪	Provide quarterly compliance testing certification to Board of Trustees

Tax Administration

▪	Calculate dividend and capital gain distribution rates
▪	Prepare ROCSOP and required tax designations for Annual Report
▪	Prepare and coordinate filing of income and excise tax returns; audit firm to sign all returns as paid preparer
▪	Calculate/monitor book-to-tax differences
▪	Provide quarterly Subchapter M compliance monitoring and reporting
▪	Provide tax re-allocation data for shareholder 1099 reporting

APPENDIX C

COMPENSATION